As filed with the Securities and Exchange Commission on September 27, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Oportun Financial Corporation

(Exact name of registrant as specified in its charter)

Delaware	45-3361983
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2 Circle Star Way

San Carlos, California 94070

(650) 810-8823

(Address of principal executive offices) (Zip code)

Amended and Restated 2005 Stock Option/Stock Issuance Plan

2015 Stock Option/Stock Issuance Plan

2019 Equity Incentive Plan

2019 Employee Stock Purchase Plan

(Full titles of the plans)

Raul Vazquez

Chief Executive Officer

Oportun Financial Corporation

2 Circle Star Way

San Carlos, California 94070

(650) 810-8823

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Eric C. Jensen Robert W. Phillips Calise Y. Cheng Cooley LLP 3175 Hanover Street Palo Alto, California 94304 (650) 843-5000	Joan Aristei Kathleen I. Layton Oportun Financial Corporation 2 Circle Star Way San Carlos, California 94070 (650) 810-8823

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.0001 per share
- Shares issuable upon the exercise of outstanding stock options awards granted under the Amended and Restated 2005 Stock Option/Stock Issuance Plan	1,864,025(2)	$6.10(5)(a)	$11,370,552.50	$1,378.12
- Shares issuable upon the exercise of outstanding stock options awards granted under the 2015 Stock Option/Stock Issuance Plan	2,105,744(2)	$21.13(5)(b)	$44,494,370.72	$5,392.72
- Shares issuable upon the vesting of outstanding restricted stock unit awards granted under the 2015 Stock Option/Stock Issuance Plan	1,608,556(2)	$15.00(5)(c)	$24,128,340.00	$2,924.36
- Shares reserved for future issuance under the 2019 Equity Incentive Plan	7,469,664(2)(3)	$15.00(5)(c)	$112,044,960.00	$13,579.85
- Shares reserved for future issuance under the 2019 Employee Stock Purchase Plan	726,186(4)	$12.75(5)(d)	$9,258,871.50	$1,122.18
Total			$201,297,094.72	$24,397.23

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, par value $0.0001 per share (“Common Stock”) of Oportun Financial Corporation (the “Registrant”) that become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of the Registrant’s Common Stock.

(2)

Pursuant to the terms of the Registrant’s 2019 Equity Incentive Plan (the “2019 Equity Incentive Plan”), any shares subject to outstanding awards granted under the Registrant’s 2015 Stock Option/Stock Issuance Plan (the “2015 Stock Plan”) and the Registrant’s Amended and Restated 2005 Stock Option/Stock Issuance Plan (the “2005 Stock Plan,” collectively with the 2015 Stock Plan, the “Prior Plans”) that would subsequently return to the share reserve of the 2015 Stock Plan under its terms will not return to the reserves of the 2015 Stock Plan. Instead, that number of shares of Common Stock shall be added to the share reserve of the 2019 Equity Incentive Plan as and when such shares would have otherwise been returned to the share reserve of the 2015 Stock Plan and shall become available for issuance pursuant to share awards granted under the 2019 Equity Incentive Plan. No further awards will be made pursuant to the Prior Plans.

(3)

Represents shares of Common Stock reserved for future issuance under the 2019 Equity Incentive Plan. The number of shares reserved for issuance under the 2019 Equity Incentive Plan will automatically increase on January 1 each year, starting on January 1, 2020 and continuing through and including January 1, 2029, by the lesser of (a) 5% of the total number of shares of the Registrant’s Common Stock outstanding on December 31 of the preceding calendar year or (b) prior to the date of any such increase, a lesser number of shares determined by the Registrant’s board of directors.

(4)

Represents shares of Common Stock reserved for future issuance under the Registrant’s 2019 Employee Stock Purchase Plan (the “2019 ESPP”). The number of shares reserved for issuance under the 2019 ESPP will automatically increase on January 1 each year, starting on January 1, 2020 and continuing through and including January 1, 2029, by the lesser of (a) 1% of the total number of shares of the Registrant’s Common Stock outstanding on December 31 of the preceding fiscal year, (b) 726,186 shares of Common Stock, or (c) prior to the date of any such increase, a number determined by the Registrant’s board of directors that is less than (a) and (b).

(5)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) promulgated under the Securities Act. The offering price per share and the aggregate offering price are based (a) upon the weighted average exercise price for outstanding stock options awards granted under the 2005 Stock Plan, (b) upon the weighted average exercise price for outstanding stock options awards granted under the 2015 Stock Plan, (c) with respect to the restricted stock unit awards granted under the 2015 Stock Plan and the shares reserved for future grant under the 2019 Equity Incentive Plan, upon $15.00 per share, which is the initial public offering price per share of Common Stock set forth on the cover page of the Registrant’s prospectus dated September 25, 2019 relating to the Registrant’s initial public offering and (d) with respect to shares reserved for future issuance under the 2019 ESPP, upon $12.75 per share, which is 85% of the initial public offering price per share of Common Stock set forth on the cover page of the Registrant’s prospectus dated September 25, 2019 relating to its initial public offering.

PART II

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by Oportun Financial Corporation (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:

(a) The Registrant’s prospectus filed on September 26, 2019 pursuant to Rule 424(b) under the Securities Act, relating to the Registration Statement on Form S-1 originally filed on July 17, 2019 (File No. 333-232685), as amended, which contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed.

(b) The description of the Registrant’s Common Stock which is contained in a Registration Statement on Form 8-A filed on September 16, 2019 (File No. 001-39050), under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

(c) All documents, reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any such statement so modified or superseded shall not constitute a part of this Registration Statement, except as so modified or superseded.

ITEM 4.	DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act. The Registrant’s amended and restated certificate of incorporation that will be in effect upon the closing of the initial public offering permits indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law, and the Registrant’s amended and restated bylaws that will be in effect upon the closing of the initial public offering provide that the Registrant will indemnify its directors and officers and permit the Registrant to indemnify its employees and other agents, in each case to the maximum extent permitted by the Delaware General Corporation Law.

The Registrant has entered into indemnification agreements with its directors and officers, whereby it has agreed to indemnify its directors and officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was a director, officer, employee or agent of the Registrant, provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, the best interest of the Registrant. Currently, the Registrant is involved in pending litigation involving certain of its current and former directors, officers and employees for which indemnification from the Registrant has been sought.

The Registrant maintains insurance policies that indemnify its directors and officers against various liabilities arising under the Securities Act and the Exchange Act that might be incurred by any director or officer in his or her capacity as such.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8.	EXHIBITS

Exhibit Number	Description

4.1(1)	Amended and Restated Certificate of Incorporation of the Registrant, as presently in effect.

4.2(2)	Bylaws of the Registrant, as presently in effect.

4.3(3)	Form of Amended and Restated Certificate of Incorporation of the Registrant, to be in effect upon closing of the Registrant’s initial public offering of its Common Stock.

4.4(4)	Form of Amended and Restated Bylaws of the Registrant, to be in effect upon closing of the Registrant’s initial public offering of its Common Stock.

4.5(5)	Form of Common Stock Certificate.

5.1	Opinion of Cooley LLP.

23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm.

23.2	Consent of Cooley LLP (included in Exhibit 5.1).

24.1	Power of Attorney. Reference is made to the signature page of this Form S-8.

99.1(6)	Amended and Restated 2005 Stock Option/Stock Issuance Plan and Form of Stock Option Grant Notice, Option Agreement and Form of Notice of Exercise.

99.2	2015 Stock Option/Stock Issuance Plan and Form of Stock Option Grant Notice, Option Agreement, Form of Notice of Exercise, Form of Restricted Stock Unit Award Grant Notice and Form of Restricted Stock Unit Award Agreement.

99.3	2019 Equity Incentive Plan, and Forms of Award Notices and Agreements.

99.4(7)	2019 Employee Stock Purchase Plan.

(1)	Previously filed as Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-232685), filed with the Commission on September 16, 2019, and incorporated by reference herein.
(2)

Previously filed as Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-232685), filed with the Commission on July 17, 2019, as amended, and incorporated by reference herein.

(3)	Previously filed as Exhibit 3.3 to the Registrant’s Registration Statement on Form S-1 (File No. 333-232685), filed with the Commission on September 16, 2019, and incorporated by reference herein.
(4)

Previously filed as Exhibit 3.4 to the Registrant’s Registration Statement on Form S-1 (File No. 333-232685), filed with the Commission on July 17, 2019, as amended, and incorporated by reference herein.

(5)	Previously filed as Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-232685), filed with the Commission on September 16, 2019, and incorporated by reference herein.
(6)

Previously filed as Exhibit 10.2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-232685), filed with the Commission on July 17, 2019, as amended, and incorporated by reference herein.

(7)	Previously filed as Exhibit 10.5 to the Registrant’s Registration Statement on Form S-1 (File No. 333-232685), filed with the Commission on September 16, 2019, and incorporated by reference herein.

ITEM 9.	UNDERTAKINGS

1.	The undersigned Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act that are incorporated by reference herein.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Carlos, State of California, on this 27th day of September, 2019.

OPORTUN FINANCIAL CORPORATION

By:	/s/ Raul Vazquez
Name: Raul Vazquez
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Raul Vazquez, Jonathan Coblentz, Joan Aristei and Kathleen Layton, and each or any one of them, as his true and lawful attorneys-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Raul Vazquez Raul Vazquez	Chief Executive Officer and Director (Principal Executive Officer)	September 27, 2019

/s/ Jonathan Coblentz Jonathan Coblentz	Chief Financial Officer (Principal Financial and Accounting Officer)	September 27, 2019

/s/ Aida M. Alvarez Aida M. Alvarez	Director	September 27, 2019

/s/ Jo Ann Barefoot Jo Ann Barefoot	Director	September 27, 2019

/s/ Louis P. Miramontes Louis P. Miramontes	Director	September 27, 2019

/s/ Carl Pascarella Carl Pascarella	Director	September 27, 2019

/s/ David Strohm David Strohm	Director	September 27, 2019

/s/ R. Neil Williams R. Neil Williams	Director	September 27, 2019